Exhibit 10.1

May 1, 2021

RE: Notice of Promotion

Dear Ram:

We are delighted to notify you of your promotion to the position of Sr. Vice President, Chief Financial Officer and Treasurer. Your transfer into this position will be effective on May 1, 2021.

This promotion is based upon the following terms and conditions of employment:

Compensation
All compensation is subject to the customary taxes, withholdings, and other applicable deductions as required by law.

Salary: Your base salary will be $346,400 per year, which is paid bi-weekly.

Annual Incentive Compensation Plan: You are eligible to participate in Rogers' Global Annual Incentive Compensation Plan (AICP).  As a participant in this bonus program, you are eligible for an incentive award with a target of 55% of your base salary. Depending on actual performance against predetermined company performance metrics, actual AICP award payouts can be as high as 200% of your target incentive.  This target will be used to calculate the whole year of 2021.

Long-Term Incentive: Additionally, you will be eligible for an annual long-term incentive grant. This grant would be comprised of time- based restricted stock units and performance-based stock units. The grant value and subsequent number of shares or units you would receive are determined annually and presented to the Board of Directors’ Compensation & Organization Committee (“Committee”) for review and approval.

New Position Stock Award:
Subject to the Committee’s approval, you will receive a special stock award of restricted stock units with an initial grant value of $425,000 split as follows:
•60% Performance-based Restricted Stock Units- three-year performance period beginning 2021 and based on total shareholder return compared to a specified group of peer companies.
•40% in Time-based Restricted Stock Units—three-year ratable vesting beginning on the first anniversary of the date of the award.

Exhibit 10.1

Total Rewards

Health Benefits: Rogers provides a flexible benefits package that presently contains choices in medical and dental insurance, flexible spending accounts, vision care, and life insurance.
•Executive Physicals- Rogers provides and pays for annual physical exams for executives through the Mayo Clinic.

Vacation: Per the Rogers vacation policy, you are eligible to receive 4 Weeks of vacation, which will be prorated based on your date of hire.  Incremental increases to vacation eligibility occur based on years of service.

Severance: Subject to Committee approval, you will also be eligible to participate in the Rogers Corporate Executive Severance Pay Plan. For the avoidance of doubt, the Company reserves the right to modify these benefits to conform to any severance plan covering executives.

Additional Benefits: In addition to our flexible benefits options, Rogers provides short-term and long-term disability insurance, holiday pay, a 401(k) plan with a Company-matching contribution, Employee Stock Purchase Plan, Deferred Compensation Program, Wellness Reimbursement and tuition reimbursement.

Rogers reserves the right to make changes to our policies and procedures that may impact these incentives and benefits.

Conditions of Employment
Pre-Employment Screening: This offer is conditional upon successful completion of our pre-employment screening process, which includes a background check.  Upon offer acceptance, you will receive an invitation to initiate your pre-employment screening. Should additional screenings beyond background requirements exist, you will be notified separately by a Human Resources Representative.

Confidentiality, Invention and Non-Compete Agreement: As a condition of employment, you will be asked to sign an agreement regarding confidentiality of trade secrets and confidential business information, as well as a non-compete (Employment, Invention, Confidentiality, and Non-Compete Agreement).

At-Will Employment: Your employment is "at will" and it is Rogers' policy not to enter into employment contracts.  Verbal representations by Rogers' managers and supervisors do not create a binding agreement.  If a contractual employment relationship were to be established, it must be in writing and signed by the President of Rogers Corporation.

We look forward to having you in this position!

Sincerely,

/s/ Bruce Hoechner
Bruce Hoechner